Exhibit 99.1

GAP INC. ANNOUNCES RESIGNATION OF

TOM WYATT, PRESIDENT OF OLD NAVY

SAN FRANCISCO - January 19, 2012 - Gap Inc. today announced that Tom Wyatt, president of its Old Navy brand, has resigned in order to take a position at another company outside of the apparel retail business, effective February 3, 2012. The company has named two senior executives at Old Navy to lead the division, reporting to Gap Inc. Chairman and CEO Glenn Murphy, while a formal search for a new brand president is under way.

"Tom Wyatt has been a passionate advocate for Old Navy over the past four years, and strengthened the brand by focusing on its core customers and unique value proposition," said Glenn Murphy, chairman and CEO of Gap Inc. "We wish him the very best as he embarks upon this new phase of his career."

Wyatt, 56, joined Gap Inc. in 2006, and served in roles leading the Gap Body and Outlet businesses. He was appointed president of the Old Navy brand in August 2008. During his tenure, Wyatt evolved the brand's family-friendly shopping environment in remodeled Old Navy stores, oversaw the creation of the successful Supermodelquins marketing campaign, and laid the groundwork for the brand's upcoming global expansion. He also served on the Board of Trustees of Gap Foundation, and was a staunch advocate for the company's long-standing commitment to community involvement.

Wyatt said, "This was probably one of the most difficult decisions I've had to make. An opportunity came my way that allows me to devote myself to helping children get the education they deserve. Working with the strong leadership team at Old Navy, I'm both proud of what we've accomplished over the past four years and confident in the plans in place to improve the brand's performance in 2012 and beyond."

During this transition period for Old Navy, two Old Navy executives with more than 50 years of combined experience in retail and 20 years of combined experience within Gap Inc. will report directly to Murphy and lead the brand.

Nancy Green, EVP and chief creative officer for Old Navy, will continue to guide product development for the brand. Green has more than 19 years of experience within Gap Inc., having started as a merchandise trainee in 1986 and rising to senior merchandising roles for Old Navy and Gap. Tom Sands, EVP of Stores and Operations for Old Navy, will take on additional operational functions within the brand. Sands previously held senior operations roles within Gap Inc., after having established his retail career over 19 years with Target.

"Nancy and Tom have complementary skills, and each has been heavily involved in developing the plans to get Old Navy back on track," Murphy added. "Working together, we're committed to the short-term and long-term success and growth of our brand that's synonymous with family, fashion, value and fun."

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal year 2010 net sales were $14.7 billion. Gap Inc. products are available for purchase in over 90 countries worldwide through about 3,100 company-operated stores, about 200 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:

Mike Jenkins

(415) 427-4454

investor_relations@gap.com

Media Relations Contact:

Louise Callagy

(415) 427-3502

press@gap.com